Exhibit 99.1

Lantheus Announces CEO Succession Plan

Lantheus Board Member and Pharmaceutical Industry Veteran Brian Markison Appointed Lantheus Chief Executive Officer, Effective March 1, 2024

Mary Anne Heino to Retire as Chief Executive Officer and Become Chair of the Board of Directors

BEDFORD, Mass., January 23, 2024 – Lantheus Holdings, Inc. (the Company) (NASDAQ: LNTH), the leading radiopharmaceutical-focused company committed to enabling clinicians to Find, Fight and Follow disease to deliver better patient outcomes, today announced that the Company has appointed Brian Markison, current Board Chair and industry veteran, to the position of Chief Executive Officer (CEO), effective as of March 1, 2024. He will also continue as a member of Lantheus’ Board of Directors, where he has served for the past 11 years. Mary Anne Heino, who has successfully led and grown the Company for the past nine years, will retire as CEO on March 1, 2024 and assume the role of Chair of the Board of Directors as part of a deliberate CEO succession process. As part of this leadership transition, Mr. Markison will assume the role of Executive Chair of the Board immediately until his CEO appointment in March, and Board Member Julie McHugh will become Lead Independent Director effective immediately.

“Brian is perfectly suited to lead Lantheus as the Company enters its next phase of growth. He has held the Chair role for more than 10 years and in that role has overseen Company strategy. He knows our exceptional Executive Team well and brings decades of leadership experience as the CEO of public companies with development, commercialization and manufacturing expertise, including in oncology and neurology therapeutics,” said Mary Anne Heino. “It has been my honor to lead Lantheus over the past nine years, and I am extremely proud of what we have accomplished. Our leadership as a radiopharmaceutical-focused company and the contributions Lantheus has made to precision diagnostics have aided healthcare providers and their patients around the world. We have an incredibly talented team at Lantheus, and I look forward to serving as Chair and continuing to partner closely with Brian and the Executive Team as we focus on our Purpose to Find, Fight and Follow disease to deliver better patient outcomes.”

Mr. Markison has 40 years of healthcare experience, including executive roles at King Pharmaceuticals, Fougera Pharmaceuticals and RVL Pharmaceuticals plc, as well as senior level roles at Bristol-Myers Squibb. Mr. Markison has maintained a steadfast focus throughout his career on oncology, virology, and diagnostics, leading the successful commercial introduction of numerous therapeutics, ranging from chemotherapy to biologics, across major global markets. He has been a member of the Lantheus Board of Directors since September 2012 and has served as Chairman since January 2013. Mr. Markison most recently served as CEO and Director of RVL Pharmaceuticals plc, formerly Osmotica Holdings, SCSp. He serves on the Board of Directors of Cosette Pharmaceuticals and is a Director of the College of New Jersey.

“On behalf of the Lantheus Board of Directors, I would like to sincerely thank Mary Anne for her remarkable leadership and contributions that helped drive Lantheus’ success throughout her tenure as CEO,” said Ms. McHugh. “We are energized by the experience and expertise Brian brings to this role, and confident in the Company’s ability to build on Mary Anne’s legacy by strengthening its leading position in the industry and executing on the compelling opportunities ahead.”

Under the leadership of Ms. Heino and the Executive Team, Lantheus marked numerous achievements, establishing a strong foundation for long-term growth. These included the development and commercialization of the leading prostate-specific membrane antigen (PSMA) targeted positron emission tomography (PET) imaging agent for prostate cancer. She led the successful acquisition of Progenics, expanding Lantheus’ lines of business from diagnostic imaging agents to a diverse range of diagnostics, radiotherapeutics and artificial intelligence solutions. Most recently, she executed a strategic collaboration with POINT Biopharma, enhancing Lantheus’ radiopharmaceutical portfolio with two late-stage therapeutic candidates; the acquisition of Cerveau Technologies, Inc., expanding the company’s imaging pipeline into Alzheimer’s disease; and strategic agreements with Perspective Therapeutics, Inc., a radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body.

“I want to thank the Board of Directors for this tremendous opportunity to lead Lantheus as CEO,” said Brian Markison. “Lantheus has a dynamic team dedicated to delivering life-changing science to patients and providers across the globe, and we are poised to enhance our growth trajectory by unlocking the potential of our innovative platform to improve patient outcomes and lives. I could not be more pleased to make this transition from Chair to CEO and lead the company as we execute on the many opportunities that lie ahead.”

Preliminary Full Year 2023 Revenue

As previously announced on January 9, 2024, worldwide revenue for the full year 2023 is expected to be in the range of $1.295 - 1.297 billion, which includes a $15 million RELISTOR milestone achievement, compared with $0.935 billion for the full year 2022, which would represent an increase of approximately 38 - 39% over the prior year period, exceeding the Company’s previously issued guidance range of $1.255 - 1.270 billion.

These preliminary results are unaudited and remain subject to adjustment. Lantheus will provide its fourth quarter and full year 2023 financial results, and further details related to its 2024 financial expectations, in late February 2024.

About Lantheus

Lantheus is the leading radiopharmaceutical-focused company, delivering life-changing science to enable clinicians to Find, Fight and Follow disease to deliver better patient outcomes. Headquartered in Massachusetts with offices in Canada and Sweden, Lantheus has been providing radiopharmaceutical solutions for more than 65 years. For more information, visit www.lantheus.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by their use of terms such as “build,” “capture,” “continue,” “executing,” “expected,” “guidance,” “poised,” “will,” “would” and other similar terms. Such forward-looking statements are based upon current plans, estimates and expectations that are subject to risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission (including those described in the Risk Factors section in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q).

Contacts:

Mark Kinarney

Vice President, Investor Relations

978-671-8842

ir@lantheus.com

Melissa Downs

Senior Director, External Communications

646-975-2533

media@lantheus.com

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